Exhibit 15.2

Harney Westwood & Riegels 14th Floor, Alexandra House 18 Chater Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

13 February 2026

062212.0003

Julong Holding Limited

Palm Grove Unit 4, 265 Smith Road

George Town, P.O. Box 52A Edgewater Way

#1653, Grand Cayman KY1-9006

Cayman Islands

Dear Sir or Madam

Julong Holding Limited (the Company)

We are attorneys-at-law qualified to practice in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the SEC) of an annual report on Form 20-F for the year ended 30 September 2025 (the Form 20-F).

We hereby consent to the reference of our name under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in the Form 20-F.

We consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

Harney Westwood & Riegels

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